                                                                       EXHIBIT 3

                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


     AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement"), dated as of February 26, 1998, by and between Farm Family Holdings, Inc. ("FFH") and New York Farm Bureau Service Company, Inc.(the "Company"),


                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, FFH and the Company are parties to that certain Option Purchase Agreement, dated as of February 14, 1996, as amended by Amendment No. 1, dated as of April 22, 1997, and as further amended by and restated as the Amended and Restated Option Purchase Agreement, dated as of February 26, 1998 (the "Option Agreement") pursuant to which FFH has the option to acquire from the Company all shares of stock in Farm Family Life Insurance Company ("Life") held by the Company (the "Option"), such shares representing substantially all of the assets of the Company, in exchange for FFH Common Stock and FFH Voting Preferred Stock (collectively, the "FFH Stock");

     WHEREAS, on April 30, 1997 FFH first notified the Company that it proposes to exercise the Option;

     WHEREAS, FFH thereafter engaged Salomon Brothers Inc. ("Salomon") to determine the "Fair Market Value per Share" of the Life stock, pursuant to section 3(a) of the Option Agreement;

     WHEREAS, following receipt of Salomon's valuation of the Life stock (the "Optionee Valuation"), FFH provided the Company with a copy of the Optionee Valuation and notice that it continued to propose to exercise the Option, in accordance with section 3(a) of the Option Agreement;

     WHEREAS, the Company and the other shareholders of Life (collectively, the "Shareholders") disagreed with the Optionee Valuation and hired Donaldson, Lufkin & Jenrette Securities Corp. to value the Life stock (the "Shareholder Valuation");

     WHEREAS, FFH disagreed with the Shareholder Valuation, and the parties have endeavored to resolve their valuation differences pursuant to section 3 of the Option Agreement;

     WHEREAS, concurrent herewith the parties have amended and restated the Option Agreement;

     WHEREAS, upon issuance of a notice of election to exercise the Option (the "Exercise Notice") pursuant to section 4(a) of the Option Agreement, FFH shall be bound to acquire the Company's shares of stock in Life in exchange for the FFH Stock in accordance with the terms of the Option Agreement, subject only to
(i) the approval of the shareholders of FFH as provided for in section 14 thereof and (ii) the satisfaction of the closing conditions set forth in section 7(a) thereof, and provided that the Option Agreement is not terminated pursuant to section 16 thereof;

     WHEREAS, in order to obtain the approval of its shareholders, FFH is required to issue a proxy statement to its shareholders seeking their approval; and

     WHEREAS, the parties wish to set forth their understanding of certain matters pertaining to the acquisition by FFH of the Life stock held by the Company;

     NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, provided FFH shall have issued the Exercise Notice, the parties hereto agree as follows:

          1. Following receipt of the Exercise Notice, (i) the Board of Directors of the Company shall adopt a resolution generally in the form of Exhibit A attached hereto (or such comparable form of resolution that effects the same result), authorizing the Company to distribute all of its assets in liquidation as part of an overall plan of reorganization, (ii) the Company shall adopt a Plan of Distribution generally in the form of Exhibit B attached hereto (or such comparable form of plan of distribution that effects the same result) and (iii) in due course the Company shall seek the approval of its shareholders therefor.

          2. FFH shall prepare a proxy statement for the purpose of obtaining shareholder approval of the acquisition of the Life stock pursuant to the Option Agreement, and shall provide the Company and its counsel a reasonable opportunity for review and comment.

          3. Following FFH shareholder approval and the satisfaction or waiver of the other closing conditions set forth in the Option Agreement, the exchange of shares will close (the "Closing") in accordance with the terms of the Option Agreement.

          4. Following receipt of the FFH Stock, as an integral part of the plan of reorganization described in this Agreement, the Company shall distribute all of its assets in liquidation in accordance with the Plan of Distribution, provided that (i) the Company
                                              --------
               shall have obtained any requisite shareholder approvals and (ii) any conditions to dissolution pursuant to the Plan of Distribution shall have been satisfied (or waived in the sole discretion of the Board of Directors of the Company).

          5. (a) It is the intent of the parties hereto that the transactions contemplated hereby will qualify as a "reorganization" within the meaning of section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties hereby agree, provided steps 1 through 4 above shall have been completed as contemplated, to file their tax returns in a manner consistent with such classification and otherwise to act in a manner consistent therewith.

               (b) Upon advance written notice, the Company shall grant FFH reasonable access to information contained in the records and files of the Company concerning its federal income tax attributes as the same shall be relevant to FFH under sections 362 and 381 of the Code.

          6. (a) The parties agree to execute such other documents and to take such other actions or corporate proceedings as may be necessary or desirable to carry out the terms hereof.

               (b) FFH further agrees to deliver, at Closing, a representation letter in the form previously agreed upon by counsel to the parties (subject to such revisions as unforeseen circumstances occurring hereafter may require) so as to facilitate the rendering of an opinion by tax counsel to the Company as to the federal income tax consequences of the transactions contemplated hereby.

          7. The parties may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

          8. This Agreement may be executed in one or more written counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and which shall be effective as of the date first above written.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


     FARM FAMILY HOLDINGS, INC.

     By ________________________

     Name:
     Title:
     Date:


     NEW YORK FARM BUREAU SERVICE
     COMPANY, INC.

     By ________________________

     Name:
     Title:
     Date:

                                   Exhibit A
                                   ---------




                        BOARD OF DIRECTORS RESOLUTION OF
                   NEW YORK FARM BUREAU SERVICE COMPANY, INC.


  The Board of Directors (the "Board") of New York Farm Bureau Service Company, Inc., a New York corporation (the "Company"), hereby adopts the following resolution:

        RESOLVED, that the Company be voluntarily dissolved pursuant to the Plan of Distribution of the Company approved by the Board of Directors of the Company and in accordance with Section 1001 of the Business Corporation Law of the State of New York; provided, however, that, unless otherwise
                               --------  -------
     determined by the Board, no such dissolution under the Plan of Distribution shall take place unless the Company has obtained a satisfactory tax opinion of Dewey Ballantine LLP as to the federal income tax consequences of the acquisition by Farm Family Holdings, Inc. of the stock of Farm Family Life Insurance Company held by the Company and the distribution of assets in liquidation of the Company following such acquisition as contemplated hereby; and

       FURTHER RESOLVED, that the proper officers of the Company be, and they hereby are, authorized and directed, in the name of and on behalf of the Company, to execute and deliver a certificate of dissolution of the Company, and to execute and deliver such other agreements, certificates and documents as are contemplated by the immediately preceding resolution, in the forms approved by the officers of the Company executing such instruments, such approval to be conclusively evidenced by such officer's execution thereof.


Dated:     ______________

                                   Exhibit B
                                   ---------



                   NEW YORK FARM BUREAU SERVICE COMPANY, INC.
                          AMENDED PLAN OF DISTRIBUTION

          This Plan of Distribution (the "Plan") is for the purpose of effecting the dissolution and distribution of assets in liquidation of New York Farm Bureau Service Company, Inc., a New York corporation (the "Company"), following the closing of the Acquisition (as defined in Section 4 below) in accordance with and pursuant to the provisions of the New York Business Corporation Law ("NYBCL") and Section 368(a) of the Internal Revenue Code of 1986, as amended, in substantially the following manner:

1.  Effective Date.  Subject to Section 9 below, the Plan shall become
    --------------
    effective after the date (the "Effective Date") as of which both of the following shall have occurred: (a) the adoption of the Plan by the affirmative vote of the sole holder of the outstanding shares of the stock of the Company (the "Shareholder") and (b) the closing of the Acquisition (as defined in Section 4 below), it being the express contemplation of this Plan that the shareholder approval described in clause (a) hereof shall occur in advance of, and conditional on, the closing described in clause (b) hereof.

2.  Cessation of Business.  After the Effective Date, the Company shall not
    ---------------------
    engage in any business activities except for the purposes of (i) prosecuting or defending lawsuits by or against the Company, (ii) enabling the Company gradually to settle and close its business, dispose of and convey its property, discharge liabilities and wind up its business affairs and (iii) making the Liquidating Distribution (as hereinafter defined) and distributing its remaining assets, if any, in accordance with the Plan. The Board of Directors of the Company (the "Board") and, at its pleasure, the officers, shall continue in office solely for these purposes. After a certificate of dissolution of the Company (the "Certificate of Dissolution") is filed with the New York State Department of State, the Company will not plan to hold any further annual meetings of its Shareholders.

3.  Dissolution.  As promptly as practicable after the Effective Date and upon
    -----------
    the filing of the Certificate of Dissolution with the New York State Department of State, the Company shall be dissolved pursuant to Section 1003 of the NYBCL.

4.  Disposition of Assets.  As part of an overall plan of reorganization, the
    ---------------------
    Company has entered into (a) the Option Purchase Agreement dated as of February 14, 1996 (as amended by Amendment No.1 dated as of April 22, 1997, as further amended by and restated as the Amended and Restated Option Purchase Agreement dated as of February 26, 1998 and as further amended by Amendment No. 1 dated as of April 28, 1998) between the Company (as a shareholder of Farm Family Life Insurance

    Company ("FF Life"), a New York domiciled stock life insurance company)) and Farm Family Holdings, Inc., a Delaware corporation ("Holdings") providing Holdings with an option to acquire the Company's stockholdings in FF Life (such stockholdings constituting substantially all of the assets of the Company) in exchange for shares of Holdings Common Stock and Voting Preferred Stock (collectively, the "Holdings Shares") (the transaction by which Holdings acquires the FF Life stock is referred to herein as the "Acquisition") and (b) an Agreement and Plan of Reorganization between Holdings and the Company, dated as of February 26, 1998, setting forth the common understanding and agreement of the Company and Holdings as to certain matters pertaining to the Acquisition in the event Holdings shall exercise its option. This Plan is adopted pursuant to such Agreement and Plan of Reorganization. After the Effective Date, the Company shall have continuing authority to sell, lease, exchange or otherwise convert all or any part of its assets as contemplated by the terms and provisions of the Plan.

5.  Payment of Debts.  The Company shall pay or make proper provision for the
    ----------------
    payment of all known or ascertainable liabilities of the Company, including all amounts estimated by the Board to be necessary, appropriate or desirable, in its absolute discretion, for the payment of estimated expenses, taxes and contingent liabilities (including expenses of dissolution, liquidation and termination of existence), all as provided under applicable law.

6.  Liquidating Distribution.  The Company shall distribute to the Shareholder
    ------------------------
    all of its properties, including the Holdings Shares, subject to such liabilities as may exist (the "Liquidating Distribution"). The Liquidating Distribution may be made in a series of distributions and will be made in Holdings Shares (to the extent thereof) but otherwise may be in cash or kind, in such manner and at such time or times as the Board, in its absolute discretion (but subject to the requirements of New York law), may determine.

7.  Cancellation of Stock.  The Liquidating Distribution shall be in complete
    ---------------------
    redemption and cancellation of all of the outstanding common stock, no par value ("Common Stock"), of the Company. The Board may direct that the Company's stock transfer books be closed at the close of business on the record date fixed by the Board for the first or any subsequent installment of any Liquidating Distribution as the Board, in its absolute discretion, may determine (the "Record Date") and thereafter certificates representing Common Stock shall not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. The Shareholder shall surrender stock certificates (or, if so required by the Board in its absolute discretion, furnish indemnity bonds in case of lost or destroyed certificates) as a condition to its receipt of any Liquidating Distribution immediately following the Record Date.

8.  Missing Shareholders.  If any Liquidating Distribution to a Shareholder
    --------------------
    cannot be made, whether because the Shareholder cannot be located, has not surrendered a certificate evidencing the Common Stock, as required hereunder, or for any other reason, then the distribution to which such Shareholder is entitled shall be transferred to and deposited with the state official authorized by the laws of the State of New York to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Shareholder as the sole equitable owner thereof and shall escheat to the State of New York or be treated as abandoned property in accordance with the laws of the State of New York. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

9.  Amendments.  Notwithstanding the adoption of the Plan by the Company's
    ----------
    Shareholder, the Board may modify or amend the Plan and, prior to the filing of the Certificate of Dissolution with the Department of State of the State of New York, may abandon the Plan, without further action by the Shareholder to the extent permitted by New York law.

10.  Indemnification.  The Company shall continue to indemnify its officers,
     ---------------
     directors, employees and agents in accordance with applicable law, its articles and bylaws and any contractual arrangements for actions taken in connection with the Plan and the winding up of the affairs of the Company. The Board and the trustees, in their absolute discretion, are authorized to obtain and maintain insurance for the benefit of such officers, directors, employees and agents to the extent permitted by law.

11.  Power of Board of Directors.  The Board and, if authorized by the Board,
     ---------------------------
     the officers, shall have authority to do or authorize any and all acts and things as provided for in the Plan and any and all such further acts and things as they may consider desirable to carry out the purposes of the Plan, including the execution and filing of all such certificates, documents, information returns, tax returns, and other documents which may be necessary or appropriate to implement the Plan. The Board may authorize such variations from or amendments to the provisions of the Plan as may be necessary or appropriate to effectuate the complete liquidation and dissolution of the Company and the distribution of its assets to its Shareholders in accordance with the NYBCL. The death, resignation, or other disability of any director or officer of the Company shall not impair the authority of the surviving or remaining director(s) or officer(s) to exercise any of the powers provided for in the Plan. Upon such death, resignation or other disability, the surviving or remaining director(s), or, if there be none, to the extent permitted by law the surviving or remaining officer(s) shall have authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining director(s) or officer(s) to exercise any of the powers provided for in the Plan. In connection with and for the purpose of implementing and assuring completion of the Plan, the Company may, in the absolute discretion of the Board, pay to the Company's officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake or actually undertake, in successful implementation of the Plan. Adoption of the Plan by the Shareholder shall constitute the approval of the Shareholder of the payment of any such compensation. The dissolution of the Company shall not subject its directors or officers to standards of conduct different from those prescribed by or pursuant to the

     NYBCL. Compliance by the Company with the NYBCL shall protect the directors of the Company from personal liability to the claimants of the Company.

  IN WITNESS WHEREOF, New York Farm Bureau Service Company, Inc. has caused this Plan to be signed this ____ day of _______, 1998.


              NEW YORK FARM BUREAU SERVICE
              COMPANY, INC.

              By:              _______________________

              Name:            _______________________

              Title:           _______________________